Exhibit 99.2

Pacer Technology
9420 Santa Anita Avenue
Rancho Cucamonga, CA 91730
(909) 987-0550

PACER TECHNOLOGY ANNOUNCES COMPLETION OF SALE OF
COOK BATES PRODUCT LINE

     RANCHO CUCAMONGA, CA., October 1, 2001— Pacer Technology (Nasdaq: PTCH), today reported that it has now completed the sale of its Cook Bates product line, which consists of personal care manicure implements, seasonal gift sets and Halloween merchandise to The W.E. Bassett Company. The agreement to sell was originally reported on August 24, 2001, which indicated the sales price to be paid by The W.E. Bassett Company to be $5,500,000 in cash. The sales price was based on Pacer delivering $4,000,000 of inventory at closing, along with certain fixed and intangible assets. The actual inventory being delivered is $3,840,986. Consequently the cash proceeds from Bassett have been reduced to $5,340,986 to take into account the difference in inventory. As previously reported, Pacer will retain the outstanding accounts receivable and currently expects to realize between $3 and $4 million of additional cash from the collection of those receivables, net of Cook Bates liabilities. Pacer expects that it will recognize a gain on this sale in the first quarter of the current fiscal year ending June 30, 2002, however, the amount of that gain is not yet determinable.

     Pacer Technology (Nasdaq: PTCH) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, in consumer markets on a worldwide basis. It is the provider of SUPER GLUE, ZAP®, PRO SEAL®, BONDINI®, and other well known branded products.

99.2-1